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                                                     EXHIBIT 12.1

             TEXTRON PARENT COMPANY BORROWING GROUP

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                       Six Months
                                                          Ended
                                                        June 29, 1996
Fixed charges:
  Interest expense                                        $ 75
  Distributions on preferred securities of subsidiary
   trust, net of income taxes                               10
  Estimated interest portion of rents                        8

    Total fixed charges                                   $ 93



Income:
  Income from continuing operations before income taxes
   and distributions on preferred securities of
   subsidiary trust                                       $400
  Eliminate equity in undistributed pretax income of
   finance subsidiaries                                   (123)
  Fixed charges                                             93

    Adjusted income                                       $370



Ratio of income to fixed charges                          3.98

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